Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 28, 2005 accompanying the consolidated financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Cell Therapeutics, Inc. on Form 10-K for the year ended December 31, 2004 which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference of said reports in the registration statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Seattle, Washington

November 29, 2005